Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS	AUSTIN BAKU
75201-2980	DALLAS
214.953.6500	DUBAI
FAX 214.953.6503	HONG KONG
HOUSTON
LONDON
MOSCOW
NEW YORK
RIYADH
WASHINGTON
July 21, 2006
Crosstex Energy, L.P.
2501 Cedar Springs
Suite 100
Dallas, Texas 75201
Ladies and Gentlemen:
     We have acted as counsel to Crosstex Energy, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by the selling unitholders named in the Registration Statement, from time to time pursuant to Rule 415 under the Securities Act, of (i) 6,414,820 senior subordinated series C units representing limited partner interests of the Partnership (the “Senior Subordinated Series C Units”) and (ii) 6,414,820 common units representing limited partner interests of the Partnership (the “Common Units”) issuable upon conversion of the Senior Subordinated Series C Units. The Senior Subordinated Series C Units will automatically convert into Common Units on the first date on or after February 16, 2008 that conversion is permitted by the Partnership’s Fifth Amended and Restated Agreement of Limited Partnership at a ratio of one Common Unit for each Senior Subordinated Series C Unit. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
     In our capacity as your counsel in the connection referred to above, we have examined the Partnership’s Fifth Amended and Restated Agreement of Limited Partnership and the Partnership’s Certificate of Limited Partnership, each as amended to date, and originals, or copies certified or otherwise identified, of partnership records of the Partnership, including minute books of the Partnership as furnished to us by the Partnership, certificates of public officials and of representatives of the Partnership, statutes (including the Delaware Revised Uniform Limited Partnership Act), the Registration Statement and the prospectus contained therein (the “Prospectus”) and other instruments and documents as a basis for the opinions hereinafter expressed.
     In connection with this opinion, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
     Based upon our examination as aforesaid, and subject to the assumptions, qualifications, limitations and exceptions herein set forth, we are of the opinion that (i) the Senior Subordinated Series C Units are duly authorized, validly issued, fully paid and nonassessable and (ii) the Common Units, when issued upon conversion of the Senior Subordinated Series C Units, will be duly authorized, validly issued, fully paid and nonassessable.

     The opinion set forth above is limited in all respects to the Revised Uniform Limited Partnership Act of the State of Delaware and federal laws of the United States, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.